UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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TXU CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TXU Corp.

Notice of Annual Meeting

of Shareholders and

Proxy Statement

Annual Meeting of Shareholders:

Friday, May 21, 2004, at 9:30 a.m.

Fort Worth Convention Center, Ballroom B

1201 Houston Street

Fort Worth, Texas 76102

Whether or not you will be able to attend the annual meeting, please vote your shares promptly so that you may be represented at the meeting.

TXU Corp.

1601 Bryan Street

Dallas, Texas 75201-3411

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 5, 2004

To the Shareholders of TXU Corp.:

The annual meeting of shareholders of TXU Corp. will be held at the Fort Worth Convention Center, Ballroom B, 1201 Houston Street, Fort Worth, Texas on Friday, May 21, 2004 at 9:30 a.m. for the following purposes:

1.	To elect a Board of Directors for the ensuing year;

2.	To approve the selection of auditors for the year 2004; and

3.	To consider a shareholder proposal related to officers’ sales of restricted stock, if properly presented at the meeting.

The Board of Directors has fixed the close of business on March 22, 2004 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

Whether or not you will be able to attend the meeting, PLEASE VOTE YOUR SHARES PROMPTLY BY EITHER SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD OR CASTING YOUR VOTE VIA TELEPHONE OR THE INTERNET AS DIRECTED ON THE PROXY CARD. No postage need be affixed to the enclosed reply envelope if it is mailed in the United States.

Peter B. Tinkham

Secretary

TXU Corp.

1601 Bryan Street

Dallas, Texas 75201-3411

PROXY STATEMENT

April 5, 2004

GENERAL INFORMATION

A proxy in the accompanying form is solicited by the Board of Directors of TXU Corp. for use at the annual meeting of shareholders to be held at the Fort Worth Convention Center, Ballroom B, 1201 Houston Street, Fort Worth, Texas on Friday, May 21, 2004 at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying Notice.

The close of business on March 22, 2004 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this meeting shall be determined. At such date there were outstanding and entitled to vote 323,998,434 shares of common stock. Except as indicated below, each share is entitled to one vote on all matters submitted to shareholders.

Any shareholder may exercise cumulative voting rights in the election of directors if the shareholder gives written notice of such intention to the Secretary of the Company at 1601 Bryan Street, Dallas, Texas 75201-3411 on or before the day before the meeting. When this right has been exercised, shareholders are entitled to one vote for each share held multiplied by the number of directors to be elected and may cast all such votes for a single nominee or spread such votes among the nominees in any manner desired.

This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about April 5, 2004.

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone. The Company has hired D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $8,000 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by voting their shares promptly.

Shareholders of record may vote by one of the following methods: (i) completing and signing the proxy card and mailing it in the enclosed postage-paid envelope; (ii) calling the toll-free telephone number (1-800-435-6710) provided on the proxy card; or (iii) voting on the Internet at the website www.eproxy.com/txu. Voting by telephone is not available to shareholders outside of the United States. Complete instructions for voting by any of the above methods are included on the proxy card. Shareholders who hold their shares in street name (that is, if the shares are held by a bank, broker or other holder of record) should refer to information forwarded to them by such bank, broker, or holder of record for their voting options.

The shares represented by any proxy duly given as a result of this request will be voted in the manner directed by the shareholder. If no direction is given, the proxy will be voted FOR Items 1 and 2 and AGAINST Item 3. The proxy will be voted in the discretion of the persons named in the proxy on any other matters which may come before the meeting. Any proxy given pursuant to this solicitation is revocable at the option of the person executing the same, on or before its exercise at the annual meeting, by calling the toll-free telephone number listed above, by accessing the Internet website, or by providing written notice to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411.

The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will be kept private and not disclosed to the Company, except in limited circumstances.

The presence in person or by proxy of the holders of a majority of the shares of the common stock entitled to vote shall constitute a quorum entitled to transact business at the meeting. Directors are elected by plurality vote of the votes cast at the meeting; abstentions and non-votes, as described below, will have no effect. The approval of the selection of auditors and the adoption of the shareholder proposal require the affirmative vote of a majority of the shares represented at the meeting. Abstentions and non-votes, i.e., shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on such matters, will have the same effect as negative votes.

SHAREHOLDERS’ PROPOSALS FOR THE 2005 ANNUAL MEETING

All proposals from shareholders to be considered at the next annual meeting scheduled for May 20, 2005 must be received by the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411, not later than the close of business on December 3, 2004.

In addition, the rules of the Securities and Exchange Commission (SEC) allow the Company to use discretionary voting authority to vote on any matter coming before the 2005 annual meeting of shareholders that is not included in the proxy statement for that meeting if the Company does not have notice of the matter by February 17, 2005.

ELECTION OF DIRECTORS

As provided in its charter, the Nominating and Governance Committee of the Board of Directors (Committee) is responsible for identifying individuals qualified to become Board members and recommending to the Board nominees for election as directors of the Company. The Committee’s policy is to consider recommendations for such nominees including those submitted by shareholders. In this regard, shareholders may recommend nominees by writing to the Nominating and Governance Committee c/o the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411. Such recommendations will be promptly provided to the Committee Chair. Recommendations to be considered at the next annual meeting scheduled for May 20, 2005, must be received by the Secretary of the Company not later than the close of business on December 3, 2004.

In identifying and evaluating nominees, the Committee may consult with members of the Board of Directors, Company management, consultants, and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. In making its recommendations, the Committee assesses the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. Such assessments will be consistent with the Board’s criteria for membership as follows: (i) not less than a majority of directors shall satisfy the New York Stock Exchange (NYSE) independence requirements; (ii) all directors shall possess high personal and professional ethics, integrity and values; practical wisdom and mature judgment; commitment to representing the long-term interests of the Company; relevant knowledge and experience; and the willingness to devote sufficient time to carrying out their duties and responsibilities effectively; and (iii) consideration will be given to the Board’s desire for directors with diverse backgrounds and interests.

The policy of the Board of Directors is that directors should attend the Company’s annual meetings of shareholders. All of the directors attended the 2003 annual meeting.

It is the intent of the Board of Directors that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereinafter, unless authority is withheld. All of the nominees are current members of the Board of Directors. The Board of Directors elected E. Gail de Planque and C. John Wilder as directors of the Company in February 2004. Dr. de Planque was recommended by independent non-management directors serving on a director search subcommittee of the Nominating and Governance Committee. Mr. Wilder was elected as a director in connection with his being named President and Chief Executive of the Company. The persons named in the proxy may cumulate the votes represented thereby and in case any nominee shall become unavailable, which the Board of Directors has no reason to anticipate, may vote for a substitute.

In November 2002, TXU Energy Company LLC (TXU Energy), a wholly owned subsidiary of the Company, issued $750 million principal amount of exchangeable subordinated notes. In July 2003, TXU Energy exercised its right to exchange these notes for exchangeable preferred membership interests in TXU Energy with economic and other terms substantially identical to those of the notes. The holders of these preferred membership interests have the right to exchange them for common stock of the Company. The Company has agreed, to the extent permitted by applicable law, that until the earlier of (i) the date which DLJ Merchant Banking Partners III, L.P. (DLJ) and/or certain of its affiliates hold such preferred membership interests and Company common stock aggregating less than 30% of their initial investment of $750 million or (ii) the later of November 22, 2012 or the date that no such preferred membership interests remain outstanding, the Company will cause one person designated by an affiliate of DLJ to be appointed to the Board of Directors of the Company and thereafter will recommend him or her for reelection and use its best efforts to solicit proxies in favor of his or her reelection. Michael W. Ranger is the current DLJ designee.

On October 23, 2002, a derivative lawsuit was filed by a purported shareholder on behalf of the Company in the 116th Judicial District Court of Dallas County, Texas, against the Company, Erle Nye, Michael J. McNally, David W. Biegler, J. S. Farrington, William M. Griffin, Kerney Laday, Jack E. Little, Margaret N. Maxey, J. E. Oesterreicher, Charles R. Perry and Herbert H. Richardson. The plaintiff alleges breach of fiduciary duty, abuse of control, mismanagement, waste of corporate assets, and breach of the duties of loyalty and good faith. The named individual defendants are current or former officers and/or directors of the Company. No amount of damages has been specified. Furthermore, plaintiffs in such suit have failed to make a demand upon the directors as is required by law and the case is currently stayed. The Company is unable to estimate any possible loss or predict the outcome of this action.

The Company received a letter dated March 17, 2003, written on behalf of a purported shareholder of the Company, alleging the existence of breaches of fiduciary duties by officers and directors of the Company, primarily relating to the operations of the Company’s European subsidiaries and the losses resulting from such subsidiaries being placed into administration in Europe. A Special Derivative Demand Committee, an independent committee of the Board consisting of Dr. Little and Messrs. Oesterreicher and Ranger, has been established. The Committee has retained outside counsel and is undertaking an investigation regarding the claims made the subject of the letter.

The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

Name	Age	Served as director since	Business experience during past five years

Derek C. Bonham
(3)(4)(6)	60	1998	Non-Executive Chairman of Imperial Tobacco Group PLC (since October 1996) and CamAxys Group PLC (since July 1998); non-Executive Chairman of Cadbury Schweppes PLC (May 2000 – May 2003) and Marconi PLC (September 2001 – December 2002); prior thereto Chairman of The Energy Group PLC (February 1997 – July 1998); prior thereto Deputy Chairman and Chief Executive of Hanson PLC (November 1993 – February 1997); prior thereto Chief Executive of Hanson PLC (April 1992 – November 1993). Director of Imperial Tobacco Group PLC and CamAxys Group PLC.

E. Gail de Planque
(3)(4)(5)(6)	59	2004	President, Strategy Matters, Inc. (since 2000) and Director, Energy Strategists Consultancy Limited (since 1998), each providing consulting services to the energy and nuclear industries; Commissioner, U.S. Nuclear Regulatory Commission (1991 – 1995); prior thereto Director (1987 – 1991) and Deputy Director (1982 – 1987), Environmental Measurements Laboratory of the U.S. Department of Energy. Director of British Nuclear Fuels, Inc., British Nuclear Fuels, plc., Landauer, Inc. and Northeast Utilities.

William M. Griffin
(1)(3)(4)(6)(7)	77	1966	Principal, The WMG Company and associated businesses (investments); prior thereto Executive Vice President (until August 1985) and Chairman of the Finance Committees (until March 1986) of The Hartford Fire Insurance Company and Subsidiaries. Director of The Hartford Fire Insurance Company (until March 1991) and Shawmut National Corporation (until April 1992).

Kerney Laday
(3)(4)(6)(7)	62	1993	President, The Laday Company (management consulting and business development) since July 1995; prior thereto Vice President, field operations, Southern Region, U. S. Customer Operations, Xerox Corporation (January 1991 – June 1995); prior thereto Vice President and region general manager, Xerox (1986 – 1991).

Name	Age	Served as director since	Business experience during past five years

Jack E. Little
(1)(3)(4)(5)(6)	65	2001	Retired President and Chief Executive Officer, Shell Oil Company, since July 1999; prior thereto President and Chief Executive Officer, Shell Oil Company (1998 – 1999); prior thereto President and Chief Executive Officer, Shell Exploration & Production Company (1995 – 1998). Director of Noble Corporation.

Erle Nye
(2)(5)(7)	66	1987	Chairman of the Board of the Company since February 2004; prior thereto Chairman of the Board and Chief Executive of the Company (May 1997 – February 2004); prior thereto President and Chief Executive of the Company (May 1995 – May 1997); prior thereto President of the Company (February 1987 – May 1995). Director of Oncor Electric Delivery Company, TXU Energy Company LLC, TXU Gas Company and Brinker International, Inc.

J. E. Oesterreicher
(1)(2)(3)(4)(6)(7)	62	1996	Retired Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (retailer) since September 2000; prior thereto Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (January 1997 – September 2000); prior thereto Vice Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (January 1995 – January 1997); prior thereto President, J. C. Penney Stores and Catalog (1992 – 1995). Director of Brinker International, Inc. and The Dial Corporation.

Michael W. Ranger
(3)(4)(6)	45	2003	Consultant to CSFB Private Equity, overseeing private equity investments in the energy and power industries, (since January 2002); prior thereto Managing Director, Investment Banking, of Credit Suisse First Boston (2000 – 2001); prior thereto Managing Director and Group Head of Global Energy and Power Group, Investment Banking, of Donaldson, Lufkin & Jenrette Securities Corporation (1990 – 2000). Director of TXU Energy Company LLC.

Name	Age	Served as director since	Business experience during past five years

Herbert H. Richardson
(3)(4)(5)(6)	73	1992	Associate Vice Chancellor for Engineering and Director, Texas Transportation Institute, The Texas A&M University System; Associate Dean of Engineering, Regents Professor and Distinguished Professor of Engineering, Texas A&M University; Chancellor, The Texas A&M University System (1991 – 1993) and Deputy Chancellor for Engineering, The Texas A&M University System (1986 – 1991).

C. John Wilder
(2)(5)(7)	45	2004	President and Chief Executive of the Company since February 2004; prior thereto Executive Vice President and Chief Financial Officer of Entergy Corporation (1998 – 2004). Director of Oncor Electric Delivery Company, Oncor Electric Delivery Transition Bond Company LLC, TXU Energy Company LLC, TXU Gas Company and TXU US Holdings Company.

(1)	Member of Audit Committee.
(2)	Member of Executive Committee.
(3)	Member of Finance Committee.
(4)	Member of Nominating and Governance Committee.
(5)	Member of Nuclear Committee.
(6)	Member of Organization and Compensation Committee.
(7)	Member of Business Development Committee.

INDEPENDENCE OF DIRECTORS

In order for a director to be considered independent under NYSE regulations, the Board of Directors must determine that such director has no material relationship with the Company, either directly, or as a partner, shareholder or officer of an organization that has such a relationship. To assist it in its determinations regarding the independence of its members, the Board has adopted the following standards which reflect and give effect to the independence requirements of the NYSE:

1.	When assessing the materiality of a director’s relationship with the Company, the Board will consider the issue not only from the standpoint of the director, but also from the standpoint of persons and organizations with whom the director has an affiliation. In each case, the Board will consider all the relevant facts and circumstances. Trivial or de minimis affiliations or connections to the Company generally will not cause the Board to determine that the director is not independent. For relationships that are either not covered by, or do not satisfy these standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the directors satisfying the independence standards.

2.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive shall not disqualify a director from being considered independent immediately following such employment.

3.	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Board and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. In determining independence under this test, the Board will also consider any consulting arrangement between the Company and a director without regard to the amount involved. Compensation received by a director for former service as an interim Chairman or Chief Executive will not be considered in determining independence under this test. Also, compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

4.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

5.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

6.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold. In applying this test, both the payments and consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; former employment of the director or immediate family member will not be considered. Also, relationships involving a director’s affiliation with another company that account for lesser amounts than those specified in this item 6 will not be considered to be material relationships that would impair the director’s independence, provided that the related payments for goods or services or in connection with other contractual arrangements (i) are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties, or (ii) involve the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority.

7.	Charitable organizations will not be considered “companies” for purposes of item 6 above, provided, however, that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues. The Board will also consider that a director’s independence may be jeopardized if the Company makes substantial charitable contributions to organizations with which a director is affiliated.

For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the three-year look back provisions provided for in items 2 through 6 above, the Board will not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated. In addition, references to the “Company” include any subsidiary of the Company.

Each of the standards in items 2 through 6 above contains a three-year “look-back” provision. In order to facilitate a smooth transition to the new independence standards, and in accordance with NYSE rules, the look-back provisions will be phased in by applying only a one-year look-back until November 3, 2004. Thereafter, the three-year look-back provision will apply.

In addition to satisfying the above independence requirements, a director who serves as a member of the Audit Committee may not (i) accept directly or indirectly any consulting, advisory or compensatory fee from the Company, or from any of its subsidiary companies, other than in that director’s capacity as a member of the Board or any of the Board’s committees or (ii) be an affiliated person of the Company or any of its subsidiary companies apart from the affiliation occasioned by the director’s service as a member of the Board or any of the Board’s committees. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service. A director would be deemed an affiliated person of the Company if that director directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. The beneficial ownership of 10% or less of the voting equity stock of the Company does not constitute control for this purpose.

Based on the application of the foregoing standards and pursuant to the requirements of the NYSE and SEC, the Board has determined that:

(i)	Except for Messrs. Nye and Wilder, all of the directors are independent;

(ii)	All of the members of the Audit Committee, the Nominating and Governance Committee and the Organization and Compensation Committee are independent; and

(iii)	All of the members of the Audit Committee, namely Messrs. Griffin and Oesterreicher and Dr. Little, are “Audit Committee Financial Experts” under the Sarbanes-Oxley Act of 2002 and applicable regulations and are financially literate.

MEETINGS OF THE BOARD AND ITS COMMITTEES

The standing committees of the Board of Directors and the membership of each committee are shown on pages 4, 5 and 6. The Board has adopted a written charter for each standing committee (other than the Executive Committee as described below). These charters are maintained on the Company’s website at www.txucorp.com.

During 2003, the Directors attended a total of 98% of the meetings of the Board of Directors and the Committees on which they serve and no Director attended less than 91% of those meetings.

During 2003 the Board of Directors held four meetings. Beginning in 2004, non-management directors (those directors who are not Company officers) will meet separately from the Board at least quarterly. The non-management director who presides at these meetings will be determined by the non-management directors at each meeting. In the event that the non-management directors include directors who are not independent, the independent directors will meet separately in executive session at least once a year.

The Audit Committee is a separately-designated standing audit committee as required by SEC regulations. The Committee assists the Board in fulfilling its oversight responsibilities relating to (i) the integrity of the financial statements of the Company; (ii) the compliance by the Company with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the performance of the Company’s internal audit function and independent auditor; and (v) the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics. In addition to being posted on the Company’s website, the Committee’s charter is reproduced in Appendix A to this proxy statement. The Audit Committee held seven meetings during 2003.

The Executive Committee exercises the authority of the Board in the intervals between meetings of the Board. The Executive Committee did not meet during 2003.

The Finance Committee reviews and recommends to the Board major financial undertakings and policies and corporate financing plans and assists the Board in fulfilling its fiduciary responsibilities relating to the Company’s financial policies, plans and programs. The Finance Committee held four meetings during 2003.

The Nominating and Governance Committee (i) identifies individuals qualified to become Board members and recommends to the Board the nominees to stand for election as directors at the annual meeting of shareholders; (ii) oversees, and assumes a leadership role in, the governance of the Company including recommending Corporate Governance Guidelines for the Board’s consideration; (iii) leads the Board in its annual evaluation of its performance; and (iv) recommends to the Board nominees for each committee of the Board. The Nominating and Governance Committee held two meetings during 2003.

The Nuclear Committee reviews and makes reports and recommendations to the Board in connection with the operation of the Company’s nuclear generating units. The Nuclear Committee held nine meetings during 2003.

The Organization and Compensation Committee (i) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer (CEO), evaluates the CEO’s performance in light of those goals and objectives, and determines the CEO’s compensation based on this evaluation; (ii) oversees the evaluation of senior executives and makes recommendations to the Board with respect to equity-based and other compensation plans, policies and practices; (iii) reviews and discusses with the Board executive management succession planning; and (iv) makes recommendations to the Board with respect to the compensation of the Company’s non-employee Directors. The Organization and Compensation Committee held four meetings during 2003.

The Business Development Committee reviews, and recommends to the Board, new business opportunities, proposed acquisitions and divestitures and other similar transactions. The Business Development Committee held two meetings during 2003.

COMPENSATION OF DIRECTORS

Except as described herein, directors were compensated in 2003 by a retainer at the annual rate of $40,000 plus $1,500 for each Board meeting attended and $1,250 for each Committee meeting attended. Members of the Nuclear Committee, the Business Development Committee and the Special Derivative Demand Committee received annual retainers of $5,000, and members of the Audit Committee received an annual retainer of $2,000. Chairs of each Committee received an additional fee of $500 for service as chair at each meeting attended. Directors who are officers, or former officers, of the Company do not receive any fees for service as a director. All directors are reimbursed for reasonable expenses incurred in connection with their services as directors.

Directors who receive a retainer for their service as a director may elect to defer, in increments of 25%, all or a portion of their annual Board retainer pursuant to the TXU Deferred Compensation Plan for Outside Directors (Directors’ Plan). Amounts deferred are matched by the Company on the basis of $1.50 for each $1.00 deferral. Under the Directors’ Plan, a trustee purchases Company common stock with an amount of cash equal to each participant’s deferred retainer and matching amount, and accounts are established for each participant containing performance units equal to such number of common shares. Directors’ Plan investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability while serving as a director, the value of the participant’s maturing accounts is paid in cash based on the then current value of the performance units.

In lieu of the retainers and fees paid to other non-officer directors as described herein, Mr. Bonham received compensation during 2003 at an annual rate of $150,000 under the terms of an agreement which also provided for administrative support, transportation expenses and health insurance. This agreement was terminated in February 2004, at which time Mr. Bonham became eligible to receive the retainers and meeting fees paid to other non-officer directors.

During 2003, Dr. de Planque served as a member of and technical advisor to the Operations Review Committee for the Company’s nuclear generating units and received $39,000 for her service in that capacity. Dr. de Planque resigned from the committee in April 2004.

In addition to the retainers and fees described herein, Mr. Laday provided consulting services to the Company under an agreement which provided for a monthly retainer of $7,200 as well as reimbursement of certain travel expenses. Mr. Laday was paid $28,800 during 2003 under this agreement which expired on May 31, 2003.

CORPORATE GOVERNANCE DOCUMENTS

The Company maintains certain corporate governance documents on its website at www.txucorp.com. The Company’s Corporate Governance Guidelines and charters of the Committees of the Board including the Audit Committee, the Nominating and Governance Committee and the Organization and Compensation Committee can be accessed by selecting Investor Resources on the Company’s website. Also available on the website is the Company’s Code of Conduct that applies to employees, officers and directors. In accordance with SEC regulations, any amendments to the Code of Conduct will be posted on the Company’s website. Printed copies of the corporate governance documents which are posted on the Company’s website are also available to any shareholder upon request to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411.

COMMUNICATIONS WITH DIRECTORS

Interested parties may communicate with the Board or individual directors, including non-management directors, directly by writing to the directors c/o the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411. Such communications will be provided promptly and, if requested, confidentially to the respective directors.

BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

Each nominee for director and certain current and former executive officers reported beneficial ownership of common stock of the Company, as of March 22, 2004, as follows:

	Number of Shares
Name	Beneficially Owned		Share Units (1)		Total
Derek C. Bonham	4,000		N/A		4,000
E. Gail de Planque	—		N/A		—
William M. Griffin	46,000	(2)	8,338		54,338
Kerney Laday	2,600		8,338		10,938
Jack E. Little	3,118	(3)	8,338		11,456
Erle Nye	503,741		95,694		599,435
J. E. Oesterreicher	3,698	(4)	15,202		18,900
Michael W. Ranger	—	(5)	4,667		4,667
Herbert H. Richardson	3,500	(6)	7,938		11,438
C. John Wilder	300,000		1,500,000	(7)	1,800,000
T. L. Baker	160,794		30,791		191,585
Brian N. Dickie	67,446		56,397		123,843
H. Dan Farell	55,661		21,639		77,300
Michael J. McNally	178,681		37,254		215,935
Eric H. Peterson	77,901		5,626		83,527
All Directors and Executive Officers as a group (15 persons)	1,407,140		1,800,222		3,207,362

(1)	Share units held in deferred compensation accounts under the Deferred and Incentive Compensation Plan (DICP) or the Directors’ Plan. Although these plans allow such units to be paid only in the form of cash, investments in such units create essentially the same investment stake in the performance of the Company’s common stock as do investments in actual shares of common stock. Since Mr. Bonham did not receive a retainer in 2003, he was not eligible to participate in the Directors’ Plan. Mr. Bonham and Dr. de Planque will be eligible to participate in the Directors’ Plan and Mr. Wilder will be eligible to participate in the DICP beginning with the 2004 plan year.

(2)	Shares reported include 10,000 shares owned by Mr. Griffin’s spouse as her separate property in which Mr. Griffin disclaims any beneficial interest.

(3)	Shares reported consist of shares in which Dr. Little and his spouse share voting and investment power.

(4)	Shares reported include 898 shares subject to stock purchase rights exercisable within 60 days of the record date.

(5)	Mr. Ranger is the Board member designated by DLJ whose preferred membership interests in TXU Energy are exchangeable, under certain conditions, into 38,097,560 shares of the Company’s common stock.

(6)	Shares reported include 100 shares in which Dr. Richardson and his spouse share voting and investment power.

(7)	Share units held in accounts established for Mr. Wilder pursuant to his employment agreement. Such units may be paid in the form of stock or cash at Mr. Wilder’s election.

Except as noted, the named individuals have sole voting and investment power for the shares of common stock reported as Beneficially Owned. Ownership of such common stock by each individual director and executive officer and for all directors and executive officers as a group constituted less than 1% of the Company’s common stock.

As of December 31, 2003, based on information reported in filings made by the following persons with the SEC or information otherwise known to the Company, the following persons were known or reasonably believed to be, as more fully described below, the beneficial owners of more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Wellington Management Company, LLP (1) 75 State Street Boston, Massachusetts 02109	18,942,771	5.8%

FMR Corp. (2) Edward C. Johnson 3d Abigail P. Johnson 92 Devonshire Street Boston, Massachusetts 02109	16,651,028	5.1%

UXT Intermediary LLC and UXT Holdings LLC c/o DLJ Merchant Banking III, Inc.(3) Eleven Madison Avenue New York, New York 10010	38,097,560	10.5%

Warren E. Buffett, Berkshire Hathaway Inc.(3) 1440 Kiewitt Plaza Omaha, Nebraska 68131	19,048,780	5.6%

(1)	Wellington Management Company, LLP acted as an investment advisor and had shared dispositive power with respect to these shares of the Company’s common stock and shared voting power with respect to 13,040,321 of such shares.

(2)	FMR Corp., through certain current and former wholly owned subsidiaries, acted as investment advisor or investment manager with respect to shares of the Company’s common stock owned by various investment companies, institutional accounts, and individuals. FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson (individuals who may be deemed to control FMR Corp.) have sole voting power over approximately 3,775,936 shares and sole dispositive power over approximately 16,650,416 shares. Shares reported include 1,078,921 shares issuable upon settlement of stock purchase contracts.

(3)

In November 2002, TXU Energy issued $750 million of exchangeable subordinated notes. In July 2003, TXU Energy exercised its right to exchange these notes for exchangeable preferred membership interests in TXU Energy with economic and other terms substantially identical to those of the notes. These preferred membership interests are exchangeable into common stock of the Company. There are certain limitations on exchangeability of the preferred membership interests relating to the receipt of any necessary regulatory approvals. Because the Company does not control the timing of receipt of any such approvals, the Company has assumed that such approvals may be received by the holders of these preferred membership interests, and that these preferred membership interests may be exchanged for Company common stock at any time. As of December 31, 2003, there were 14 holders of the preferred membership interests. Two such holders, holding a total of $500 million aggregate liquidation value of the preferred membership interests, are entities affiliated with DLJ (DLJ Entities) which in turn is an affiliate of the Credit Suisse Group, a Swiss corporation. Subject to the limitations described above, the preferred membership interests currently held by the DLJ Entities could be exchanged for an aggregate of approximately 38,097,560 shares of the Company’s common stock, or 10.5% of the class. The remaining twelve holders, holding a total of $250 million aggregate liquidation value of the preferred membership interests, are employee benefit plans and insurance companies affiliated with Berkshire Hathaway Inc. (Berkshire Entities). Subject to the limitations described above, the preferred membership interests held by the Berkshire Entities could be exchanged for an aggregate of approximately 19,048,780 shares of the Company’s common stock, or 5.6% of the class. Berkshire Hathaway Inc. and Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.) would have shared voting and dispositive power over the shares.

Mellon Bank, N.A. (Mellon) held as of December 31, 2003, in its capacity as Trustee of the TXU Thrift Plan (Thrift Plan) and the Deferred and Incentive Compensation Plan, a total of 17,743,065 shares of the Company’s common stock, or 5.5% of the class, of which 12,979,487 shares, or 4.0% of the class, have been allocated to Thrift Plan participants’ accounts. Thrift Plan participants are entitled to direct Mellon as to how to vote shares allocated to their accounts, and Mellon disclaims beneficial interest in such allocated shares.

All percentages reported under Beneficial Ownership of Common Stock of the Company are based on the number of outstanding shares as of March 22, 2004 plus shares for each person listed, issuable upon settlement of outstanding stock purchase contracts held by such person and shares issuable upon exchange of the preferred membership interests described above held by such person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file with the SEC reports of ownership and changes in ownership with respect to the equity securities of the Company. Based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, during 2003, all required reports were timely filed, except that, as the result of an inadvertent oversight, David H. Anderson was late in filing five reports disclosing ten exempt transactions reflecting the purchase of a total of 32 shares of the Company’s common stock. Such purchases were made through automatic monthly bank drafts under the Company’s Direct Stock Purchase and Dividend Reinvestment Plan that had been arranged prior to his election in 2003 as Controller of the Company.

EXECUTIVE COMPENSATION

The Company and its subsidiaries have provided compensation during the last three calendar years to the executive officers named in the Summary Compensation Table for services in all capacities. Amounts reported in the Table as Bonus and LTIP Payouts for any calendar year reflect the performance of the individual and the Company in prior periods. Information relating to compensation provided in 2004 based on performance in 2003 is contained in the Organization and Compensation Committee Report on Executive Compensation.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compen- sation ($)	Awards		Payouts	All Other Compen- sation ($)(4)
					Restricted Stock Awards ($)(2)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)(3)

Erle Nye (5) Chairman of the Board and Chief Executive of the Company	2003 2002 2001	966,667 1,037,500 964,583	0 1,950,000 475,000	— — —	213,750 236,250 694,375	— — —	1,531 4,286,400 519,747	482,911 299,985 222,658

T. L. Baker (5) Executive Vice President of the Company	2003 2002 2001	516,667 495,000 449,167	0 500,000 125,000		112,500 112,500 230,750	— — —	17,047 1,109,770 111,800	114,620 119,960 89,374

H. Dan Farell (5) Executive Vice President and Chief Financial Officer of the Company	2003 2002 2001	366,667 323,333 304,583	0 180,000 80,500	— — —	84,375 73,125 151,375	— — —	12,683 349,638 61,290	62,236 64,258 47,455

Michael J. McNally (5) Executive Vice President of the Company	2003 2002 2001	590,000 581,667 523,333	0 500,000 200,000	— — —	132,750 132,750 321,500	— — —	18,264 1,430,624 264,327	81,311 90,695 62,847

Eric H. Peterson (5) Executive Vice President and General Counsel of the Company	2003 2002 2001	400,000 262,121 —	100,000 160,000 —	— — —	60,000 589,380 —	— — —	0 0 —	8,000 10,000 —

Brian N. Dickie (5) Executive Vice President of the Company (until August 31, 2003)	2003 2002 2001	585,278 856,667 823,333	0 625,000 252,500	— — —	193,500 193,500 441,500	— — —	0 1,071,600 0	1,394,210 122,629 83,229

(1)	Amounts reported as Bonus in the Summary Compensation Table are attributable principally to the named executive officers’ participation in the TXU Annual Incentive Plan (AIP). No AIP awards for 2002 performance were provided in 2003 to any officers. Under the terms of the AIP effective in 2003, target incentive awards ranging from 20% to 75% of base salary, with a maximum award of 100% of base salary, are established. The percentage of the target or maximum actually awarded, if any, is dependent upon the attainment of per share net income goals established in advance by the Organization and Compensation Committee (Committee), as well as the Committee’s evaluation of the participant’s and the Company’s performance. The amount reported as Bonus for Mr. Peterson represents a special bonus awarded in February 2003 in recognition of his significant contributions to the Company in his area of responsibility.

(2)

Amounts reported as Restricted Stock Awards in the Summary Compensation Table are attributable to the named officer’s participation in the Deferred and Incentive Compensation Plan (DICP). Participants in the DICP may defer a percentage of their base salary not to exceed a maximum percentage determined by the Committee for each plan year and in any event not to exceed 15% of the participant’s base salary. Salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. The Company makes a matching award (Matching Award) equal to 150% of the participant’s deferred salary. Prior to 2002, one-half of any AIP award (Incentive Award) was deferred and invested under the DICP. Matching Awards are subject to forfeiture under certain circumstances. Under the DICP, a trustee purchases Company common stock with an amount of cash equal to each participant’s deferred salary and Matching Award, and accounts are established for each participant containing performance units (Units) equal to such number of common shares. DICP investments, including reinvested dividends, are restricted to Company common stock, and the value of each unit credited to participants’ accounts equals the value of a share of Company common stock and is at risk based on the performance of the stock. On the expiration of the five year maturity period, the value of the participant’s maturing accounts are paid in cash based upon the then current value of the Units; provided, however, that in no event will a participant’s account be deemed to have a cash value which is less than the sum of such participant’s deferrals together with 6% per annum interest compounded annually. Participants may elect to defer amounts that would otherwise mature under the DICP, under and subject to the provisions of the Salary Deferral Program (SDP) as discussed in footnote (4). The maturity period is waived if the participant dies or becomes totally and permanently disabled and may be extended under certain circumstances.

Matching Awards that have been made under the DICP are included under Restricted Stock Awards in the Summary Compensation Table. As a result of these awards, undistributed Matching and Incentive Awards made in prior years and dividends reinvested thereon, the number and market value at December 31, 2003 of such Units (each of which is equal to one share of common stock) held in the DICP accounts for Messrs. Nye, Baker, Farell, McNally, Peterson and Dickie were 61,320 ($1,454,510), 19,484 ($462,160), 13,628 ($323,256), 24,005 ($569,399), 3,357 ($79,628) and 35,896 ($851,453), respectively.

(3)	Amounts reported as LTIP Payouts in the Summary Compensation Table for 2003 reflect earnings distributed during the year on salaries previously deferred under the DICP. Amounts reported for 2002 and 2001 also include the vesting and distribution of performance-based restricted stock awards under the Long-Term Incentive Compensation Plan (LTICP). For the LTICP cycle ending in 2003, no awards were earned.

The LTICP is a comprehensive, stock-based incentive compensation plan providing for common stock-based awards, including performance-based restricted stock. Outstanding awards, as of December 31, 2003, of performance-based restricted stock to the named executive officers may vest at the end of a two-year or three-year performance period, depending on the award, and provide for an ultimate distribution of from 0% to 200% of the number of the shares initially awarded, based on the Company’s total return to shareholders over such performance period compared to the total returns provided by the companies comprising the Standard & Poor’s 500 Electric Utilities Index. Dividends on restricted shares are reinvested in Company common stock and are paid in cash upon release of the restricted shares. Under the terms of the LTICP, the maximum amount of any award that may be paid in any one year to any of the named executive officers is the fair market value of 100,000 shares of the Company’s common stock determined as of the first day of such calendar year. The portion of any award that, based on such limitation, cannot be fully paid in any year is deferred until a subsequent year when it can be paid. Based on the Company’s total return to shareholders over the three-year period ending March 31, 2003 compared to the returns provided by the companies comprising the Standard & Poor’s 500 Electric Utilities Index, all of the performance-based restricted shares awarded in May 2000 were forfeited.

As a result of restricted stock awards under the LTICP, and reinvested dividends thereon, the number of shares of restricted stock and the market value of such shares at December 31, 2003 held for Messrs. Nye, Baker, Farell, McNally, Peterson and Dickie were 459,405 ($10,897,087),

136,681 ($3,242,073), 48,594 ($1,152,650), 135,410 ($3,211,925), 75,142 ($1,782,368) and 66,047 ($1,566,635), respectively.

As noted, salaries deferred under the DICP are included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the DICP with such deferred salaries for 2003 and the number of shares awarded under the LTICP.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

	Deferred and Incentive Compensation Plan (DICP)		Long-Term Incentive Compensation Plan (LTICP)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts
					Minimum (#)	Maximum (#)
Erle Nye	7,888	5 Years	80,000 80,000	2 Years 3 Years	0 0	160,000 160,000
T. L. Baker	4,151	5 Years	40,000 40,000	2 Years 3 Years	0 0	80,000 80,000
H. Dan Farell	3,113	5 Years	16,000 16,000	2 Years 3 Years	0 0	32,000 32,000
Michael J. McNally	4,899	5 Years	35,000 35,000	2 Years 3 Years	0 0	70,000 70,000
Eric H. Peterson	2,214	5 Years	30,000 25,000	2 Years 3 Years	0 0	60,000 50,000
Brian N. Dickie	7,140	5 Years	30,000 30,000	2 Years 3 Years	0 0	60,000 60,000

(4)	Amounts reported as All Other Compensation in the Summary Compensation Table are attributable to the named executive officers’ participation in certain plans and as otherwise described in this footnote.

Under the TXU Thrift Plan (Thrift Plan) all eligible employees of the Company and any of its participating subsidiaries may invest a portion of their regular salary or wages in common stock of the Company, or in a variety of selected mutual funds. Under the Thrift Plan, the Company matches a portion of an employee’s contributions. The Company’s matching contribution is 75% of the first 6% of the employee’s contribution for employees covered under the traditional defined benefit component of the TXU Retirement Plan, and 100% of the first 6% of the employee’s contribution for employees covered under the cash balance component of the TXU Retirement Plan. All matching contributions are invested in common stock of the Company. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Nye, Baker, Farell, McNally, Peterson and Dickie were $12,000, $9,000, $9,000, $9,000, $0 and $8,691, respectively, during 2003.

Under the Salary Deferral Program (SDP) each employee of the Company and its participating subsidiaries whose annual salary is equal to or greater than an amount established under the SDP ($107,930 for the program year beginning January 1, 2003) may elect to defer up to 50% of annual base salary, and/or up to 100% of any bonus or incentive award and certain maturing DICP awards, for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the SDP;

provided that employees who first become eligible to participate in the SDP on or after January 1, 2002, who are also eligible, or become eligible, to participate in the DICP, are not eligible to receive any SDP matching awards. Salaries and bonuses deferred under the SDP are included in amounts reported under Salary and Bonus, respectively, in the Summary Compensation Table. Deferrals are credited with earnings or losses based on the performance of investment alternatives under the SDP selected by each participant. At the end of the applicable maturity period, the trustee for the SDP distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments. The Company is financing the retirement option portion of the SDP through the purchase of corporate-owned life insurance on the lives of participants. The proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option. During 2003, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Nye, Baker, Farell, McNally, Peterson and Dickie in the amounts of $77,333, $41,333, $29,333, $47,200, $8,000 and $46,822, respectively.

Under the TXU Split-Dollar Life Insurance Program (Insurance Program) split-dollar life insurance policies are purchased for eligible corporate officers of the Company and its participating subsidiaries. The eligibility provisions of the Insurance Program were modified in 2003 so that no new participants will be added after December 31, 2003. The death benefit of participants’ insurance policies are equal to two, three or four times their annual Insurance Program compensation depending on their officer category. Individuals who first became eligible to participate in the Insurance Program after October 15, 1996, vest in the policies issued under the Insurance Program over a six-year period. The Company pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments; provided that, with respect to executive officers, premium payments made after August 1, 2002, are made on a non-split-dollar life insurance basis and the Company’s rights under the collateral assignment are limited to premium payments made prior to August 1, 2002. Although the Insurance Program is terminable at any time, it is designed so that if it is continued, the Company will fully recover all of the insurance premium payments covered by the collateral assignments either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant’s attainment of age 65. During 2003, the economic benefit derived by Messrs. Nye, Baker, Farell, McNally, Peterson and Dickie from the term insurance coverage provided and the interest foregone on the remainder of the insurance premiums paid by the Company amounted to $193,578, $64,287, $23,903, $25,111, $0 and $31,792, respectively.

The amount reported as All Other Compensation for Mr. Nye for 2003 includes $200,000 as provided for in his employment agreement as discussed in footnote (5).

The amount reported as All Other Compensation for 2003 for Mr. Dickie includes a severance payment of $1,306,905 as provided for in his employment agreement as discussed in footnote (5).

(5)	The Company has entered into employment agreements with Messrs. Nye, Baker, Farell, McNally, Peterson and Dickie as hereinafter described in this footnote.

Effective June 1, 2002, the Company entered into a new employment agreement with Mr. Nye, which superseded his previous employment agreement. The new agreement provides for an initial term expiring May 31, 2005, and a secondary term expiring May 31, 2007. During the initial term, Mr. Nye will continue to serve as the Company’s Chairman of the Board and Chief Executive until such time as his successor is elected at which time Mr. Nye may continue as the Company’s Chairman of the Board and/or in such other executive position as he and the Company may mutually agree upon. During the secondary term, Mr. Nye will continue as an employee of the Company or, with the Company’s approval, he may retire and serve the Company in a consulting capacity through the expiration of the secondary term. Mr. Nye will, during the initial term, be entitled to a minimum annual base salary of $1,050,000, eligibility for an annual bonus under the terms of the AIP, and minimum annual restricted stock awards of 40,000 shares under the LTICP. The agreement also provides for a special payment of $1,000,000 in consideration for his entering into the new agreement which amount is payable in equal annual installments over a five year period. During the secondary term, Mr. Nye will be entitled to an annual base salary equal to 75% of his base salary prior to expiration of the initial term and eligibility for a prorated bonus under the terms of the AIP for the 2005 AIP plan year. The agreement also provides Mr. Nye with certain benefits following his retirement, including administrative support, annual medical examinations and financial planning services. The agreement also reconfirms the Company’s prior agreement to fund the retirement benefit to which Mr. Nye will be entitled under the Company’s supplemental retirement plan. Additionally, the agreement entitles Mr. Nye to certain severance benefits in the event he dies, becomes disabled, is terminated without cause or resigns or retires with the Company’s approval during the term of the agreement, including the base salary and annual incentive awards he would have received; continued payment of the remaining special award installments; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the initial term, including a payment equal to the greater of three times his annualized base salary and target bonus or the total base salary and bonus he would have received for the remainder of the term of the agreement; any unpaid portion of the special bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

The Company entered into an employment agreement with Mr. Baker effective July 1, 2000. The agreement, as amended, provides for the continued service by Mr. Baker through February 28, 2006 (Term). Under the terms of the agreement, Mr. Baker will, during the Term, be entitled to a minimum annual base salary of $420,000, eligibility for an annual bonus under the terms of the AIP, and minimum restricted stock awards of 12,000 shares under the LTICP. The agreement entitles Mr. Baker to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

The Company entered into an employment agreement with Mr. Farell effective February 28, 2003. The agreement provides for the continued service by Mr. Farell through February 28, 2006 (Term). Under the terms of the agreement, Mr. Farell will, during the Term, be entitled to a minimum annual base salary of $375,000 and to participate in all employee benefit plans to the extent that he is qualified to do so by virtue of his employment with the Company. The agreement entitles Mr. Farell to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a payment in lieu of forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

The Company entered into an employment agreement with Mr. McNally effective July 1, 2000. The agreement, as amended, provides for the continued service by Mr. McNally through February 28, 2006 (Term). Under the terms of the agreement, Mr. McNally will, during the Term, be entitled to a minimum annual base salary of $500,000, eligibility for an annual bonus under the terms of the AIP, and minimum annual restricted stock awards of 20,000 shares under the LTICP. The agreement entitles Mr. McNally to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of his annual base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

The Company entered into an employment agreement with Mr. Peterson effective March 13, 2002 which provides for the continued service of Mr. Peterson through April 30, 2005 (Term). Under the terms of the agreement, Mr. Peterson will, during the Term, be entitled to a minimum annual base salary of $400,000, minimum target incentive bonus opportunities equal to one-half of Mr. Peterson’s then current base salary and, for each of 2002, 2003 and 2004, minimum annual restricted stock awards of 8,000 shares under the LTICP. The agreement also provided for an initial signing bonus of $160,000 and initial awards of 11,000 shares of time-based and 6,000 shares of performance-based restricted stock under the LTICP. The agreement also provides for certain special retirement compensation. Additionally, the agreement entitles Mr. Peterson to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to annual base salary and target bonus, a payment in lieu of foregone and forfeited incentive compensation, and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

Mr. Dickie resigned his employment with the Company effective August 31, 2003. The Company had previously entered into an employment agreement with Mr. Dickie, effective December 3, 2002, which had superseded and replaced his previous employment agreement. Under the terms of the agreement, Mr. Dickie was entitled during the term, which would have expired May 31, 2005, to a minimum annual base salary of $860,000, eligibility for an annual bonus under the AIP, minimum annual restricted stock awards of 15,000 shares under the LTICP, and certain special retirement compensation. Under the terms of the agreement, Mr. Dickie received certain severance benefits upon his resignation, including a payment equal to his annual base salary and target bonus, payments for otherwise forfeited incentive compensation, and health care benefits.

TXU Corp. and its participating subsidiaries maintain a retirement plan (Retirement Plan), which is qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (Code). The Retirement Plan contains both a traditional defined benefit component and a cash balance component. Annual retirement benefits under the traditional defined benefit component, which applied during 2003 to each of the named officers other than Messrs. Nye and Peterson, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant’s average annual earnings during his or her three years of highest earnings. The cash balance component covers all employees who first become eligible to participate in the Retirement Plan on or after January 1, 2002, and employees previously covered under the traditional defined benefit component who elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance plan component. Mr. Nye elected to convert to the cash balance component and, because he was first hired in 2002, Mr. Peterson also participates in the cash balance component. Under the cash balance component, hypothetical accounts are established for participants and credited with monthly contribution credits equal to a percentage of the participant’s compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant’s combined age and years of accredited service) and interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Amounts reported under Salary for the named executive officers in the Summary Compensation Table approximate earnings as defined under the traditional defined benefit component of the Retirement Plan without regard to any limitations imposed by the Code. Benefits paid under the traditional defined benefit component of the Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code. Based on benefits accrued under the cash balance component of the Retirement Plan as of December 31, 2003, the estimated annual benefit payable in the form of a straight-life annuity as of that date for Mr. Nye and at normal retirement age for Mr. Peterson are $1,259,968 and $22,137, respectively. As of December 31, 2003, years of accredited service under the Retirement Plan for Messrs. Nye, Baker, Farell, McNally, Peterson and Dickie were 40, 33, 29, 7, 2 and 7, respectively.

PENSION PLAN TABLE

	Years of Service
Remuneration	20	25	30	35	40
$ 50,000	$14,688	$18,360	$22,032	$25,704	$29,376
100,000	29,688	37,110	44,532	51,954	59,376
200,000	59,688	74,610	89,532	104,454	119,376
400,000	119,688	149,610	179,532	209,454	239,376
800,000	239,688	299,610	359,532	419,454	479,376
1,000,000	299,688	374,610	449,532	524,454	599,376
1,400,000	419,688	524,610	629,532	734,454	839,376
1,800,000	539,688	674,610	809,532	944,454	1,079,376
2,000,000	599,688	749,610	899,532	1,049,454	1,199,376

TXU Corp.’s supplemental retirement plan (Supplemental Plan) provides for the payment of retirement benefits, which would otherwise be limited by the Code or the definition of earnings in the Retirement Plan, as well as retirement compensation not payable under the Retirement Plan which the Company or its participating subsidiaries are obligated to pay. Under the Supplemental Plan, retirement benefits are calculated in accordance with the same formula used under the qualified plan, except that, with respect to calculating the portion of the Supplemental Plan benefit attributable to service under the traditional defined benefit component of the Retirement Plan, earnings also include AIP awards (100% of the AIP awards for 2003 and 2002 and 50% of the AIP award for 2001 are reported under Bonus for the named officers in the Summary Compensation Table). The table set forth above illustrates the total annual benefit on a straight-life basis payable at retirement under the Retirement Plan inclusive of benefits payable under the Supplemental Plan, prior to any reduction for earlier-than-normal or a contingent beneficiary option which may be selected by participants.

The information contained herein under the headings Organization and Compensation Committee Report on Executive Compensation, Performance Graph and Audit Committee Report is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (Securities Acts) or (ii) “soliciting material” or “filed” with the SEC within the meaning of Item 402(a)(9) of SEC Regulation S-K of the Securities Acts.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Organization and Compensation Committee of the Board of Directors: (i) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer (CEO), evaluates the CEO’s performance in light of those goals and objectives and determines and approves the CEO’s compensation based on such evaluation; (ii) oversees the evaluation of senior executives and makes recommendations to the Board with respect to equity-based and other compensation plans, policies and practices; (iii) reviews and discusses with the Board executive management succession planning; and (iv) makes recommendations to the Board with respect to the compensation of the Company’s non-employee Directors. The role and responsibilities of the Committee are fully set forth in the Committee’s written charter which was approved by the Board of Directors and which is posted on the Company’s website. The Committee consists only of directors of the Company who satisfy the requirements for independence under applicable law and regulations of the SEC and the NYSE and is chaired by J. E. Oesterreicher. The Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

As a matter of policy, the Committee believes that levels of executive compensation should be based upon an evaluation of the performance of the Company and its officers generally, as well as in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should align executive compensation with returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. The overall compensation program should provide for an appropriate and competitive balance between base salaries and performance-based annual and long-term incentives. The Committee has determined that, as a matter of policy to be implemented over time, the base salaries of the officers will be established around the median, or 50th percentile, of the base salaries provided by comparable energy companies, or other relevant market, and that opportunities for total direct compensation (defined as the sum of base salaries, annual incentives and long-term incentives) to reach the 75th percentile, or above, of such market or markets will be provided through annual and long-term performance-based incentive compensation plans. Such compensation principles and practices have allowed, and should continue to allow, the Company to attract, retain and motivate its key executives.

In furtherance of these policies, nationally recognized compensation consultants have been retained to assist the Committee in its periodic reviews of compensation and benefits provided to officers. As provided in its charter, the Committee has the sole authority to retain any compensation consultant used to assist in the evaluation of compensation provided to officers and directors. The consultants’ evaluations include comparisons to comparable utilities and energy companies as well as to general industry with respect both to the level and composition of officers’ compensation.

The compensation of the officers of the Company consists principally of base salaries, the opportunity to earn an incentive award under the Annual Incentive Plan (AIP), awards of performance-based restricted shares under the Long-Term Incentive Compensation Plan (Long-Term Plan) and, to a lesser extent, the opportunity to participate in the Deferred and Incentive Compensation Plan (DICP). Awards under the AIP are directly related to annual performance as evaluated by the Committee. The ultimate value, if any, of awards of performance-based restricted shares under the Long-Term Plan, as well as the value of future payments under the DICP are directly related to the future performance of the Company’s common stock. It is anticipated that performance-based incentive awards under the AIP and the Long-Term Plan, will, in future years, continue to constitute a substantial percentage of the officers’ total compensation.

The AIP, which was first approved by the shareholders in 1995 and reapproved in 2000, is administered by the Committee and provides an objective framework within which annual performance can be evaluated by the Committee. Depending on the results of such performance evaluations, and the attainment of the per share net income goals established in advance, the Committee may provide annual incentive compensation awards to eligible officers. The evaluation of each individual participant’s performance may be based upon the attainment of a combination of corporate, group, business unit, function and/or individual objectives. The Company’s annual performance is evaluated based upon its total return to shareholders, return on invested capital and earnings growth, as well as other measures such as competitiveness, service quality and employee safety. The combination of individual and Company results, together with the Committee’s evaluation of the competitive level of compensation which is appropriate for such results, determines the amount of annual incentive, if any, actually awarded. Awards under the AIP constitute the principal annual incentive component of officers’ compensation.

The Long-Term Plan, which was first approved by the shareholders in 1997 and reapproved as amended in 2002, is also administered by the Committee and is a comprehensive stock-based incentive compensation plan under which all awards are made in, or based on the value of, the Company’s common stock. The Long-Term Plan provides that, in the discretion of the Committee, awards may be in the form of stock options, stock appreciation rights, performance and/or restricted stock or stock units or in any other stock-based form. The purpose of the Long-Term Plan is to provide performance-related incentives linked to long-term performance goals. Such performance goals may be based on individual performance and/or may include criteria such as absolute or relative levels of total shareholder return, revenues, sales, net income or net worth of the Company, any of its subsidiaries, business units or other areas, all as the Committee may determine. Awards under the Long-Term Plan provided to the officers of the Company have been almost exclusively in the form of performance-based restricted stock as more fully described hereinafter. Awards under the Long-Term Plan constitute the principal long-term component of officers’ compensation.

In establishing levels of executive compensation, the Committee has reviewed various performance and compensation data, including the performance measures under the AIP and the reports of its compensation consultant. Information was also gathered from industry sources and other published and private materials which provided a basis for comparing comparable electric and gas utilities and other survey groups representing a large variety of business organizations. Included in the data considered were the comparative returns provided by the largest electric and gas utilities as represented by the returns of the Standard & Poor’s 500 Electric Utilities Index which are reflected in the graph on page 25. Compensation amounts were established by the Committee based upon its consideration of the above comparative data and its subjective evaluation of Company and individual performance at levels consistent with the Committee’s policy relating to total direct compensation.

Since its last report to shareholders which was published in the proxy statement for the 2003 annual meeting of shareholders, the Committee has considered officers’ compensation matters at several meetings. The results of Committee actions taken in 2003 are included in the Summary Compensation Table and related materials on pages 14 through 19 of this proxy statement. Generally speaking, actions taken at those meetings reflected the Company’s business reversals in late 2002 and included freezing executive officers’ salaries and not providing any AIP awards for 2002 performance. Additionally, with respect to the Long-Term Plan, the Committee determined that the Company’s performance for the three years ended in March of 2003 did not permit the payment of performance-based restricted stock awards which had been made in May of 2000 and such awards were completely forfeited. Moreover, it is anticipated that similar awards provided in 2001 and 2002 for performance periods ending in 2004 and 2005 may also be completely or partially forfeited depending on returns during the remainder of the relevant performance periods.

At its meetings in February 2003 and February 2004, the Committee provided awards of performance-based restricted shares under the Long-Term Plan to officers and other key employees. The ultimate value of all of such awards, if any, will be determined by the Company’s total return to shareholders over future performance periods compared to the total returns for those periods of the companies comprising the Standard & Poor’s 500 Electric Utilities Index. Depending upon the Company’s relative total return for such periods, the officers may earn from 0% to 200% of the original award, and their compensation is, thereby, directly related to shareholder value. All of the awards contemplate that 200% of the original award will be provided if the Company’s total return is in the 81st percentile or above of the returns of the companies comprising the Standard & Poor’s 500 Electric Utilities Index and that such percentage of the original award will be reduced as the Company’s return compared to the returns provided by the companies in the Index declines so that 0% of the original award will be provided if the Company’s return is in the 40th percentile or below of returns provided by the companies comprising the Index. Information relating to awards made to the named executive officers in 2003 is contained in the table on page 16 of this proxy statement. These awards, and any awards that may be made in the future, are based upon the Committee’s evaluation of the appropriate level of long-term compensation consistent with its policy relating to total direct compensation.

Actions taken by the Committee in 2003 with respect to Mr. Nye’s compensation as Chief Executive reflected the Company’s business reversals in late 2002. In February 2003, the Committee established Mr. Nye’s base salary at an annual rate of $1,050,000, which was the same rate as established in 2002. In recognition of the Company’s cost reduction efforts, Mr. Nye voluntarily reduced his base salary to a rate of $950,000 for one year. As noted earlier, the Committee did not provide AIP awards to any executive officers, including Mr. Nye, in 2003 based on 2002 performance, and the May 2000 performance-based restricted stock awards, including Mr. Nye’s award, were completely forfeited. Additionally, in 2003 and as reflected in the table on page 16 of this proxy statement, the Committee provided awards of performance-based restricted stock to Mr. Nye, the ultimate value of which will be determined by the Company’s performance over two and three-year performance periods. Under the terms of those awards, Mr. Nye can earn from 0% to 200% of the original awards depending, with respect to 80,000 shares, on the Company’s total return to shareholders over a two-year period (April 1, 2003 through March 31, 2005) and, with respect to 80,000 shares, on the Company’s total return to shareholders over a three-year period (April 1, 2003 through March 31, 2006) compared to the total returns provided for the respective periods by the companies comprising the Standard & Poor’s 500 Electric Utilities Index. The level of compensation established for Mr. Nye was based upon the Committee’s subjective evaluation of the information described in this report.

Effective February 23, 2004, C. John Wilder was elected President and Chief Executive of the Company. In connection with his employment, the Committee recommended, and the Board approved, entering into an employment agreement with Mr. Wilder. The agreement provides for Mr. Wilder’s service as President and Chief Executive during a five-year term which may be extended for successive one-year periods. The agreement contemplates that Mr. Wilder will be elected Chairman of the Board following the annual meeting of shareholders in 2005. Under the terms of the agreement, Mr. Wilder will be entitled to an annual base salary of $1,250,000; target annual bonuses under the Annual Incentive Plan of 200% of base salary; annual performance-based restricted stock awards under the Long-Term Incentive Compensation Plan, the ultimate value of which will be determined by the Company’s relative returns to shareholders, of 300,000 shares in 2004 and 150,000 shares in each of 2005, 2006 and 2007; 1,000,000 phantom performance units, each of which is equal to one share of the Company’s common stock, one third of which will become distributable in stock or cash if and when the Company’s common stock trades at $29, $31 and $33, respectively, for thirty consecutive trading days; the establishment of a trust which will purchase 500,000 shares of Company common stock, to be distributed to Mr. Wilder in cash or stock, in equal portions on the third and sixth anniversaries of the agreement; a signing bonus of $1,000,000; and certain fringe benefits and tax reimbursement payments related to certain fringe benefits. The agreement also entitles Mr. Wilder to certain payments and benefits upon the expiration or termination of the agreement under various circumstances and allows him to elect to defer the receipt of certain payments. The Committee determined, based upon its subjective evaluation of competitive market conditions, that the amount as well as the form of Mr. Wilder’s compensation was required and appropriate in order to attract, incent and retain an individual with Mr. Wilder’s capabilities. A very significant portion of Mr. Wilder’s total expected future compensation (namely his annual bonus, performance units and performance-based restricted stock awards) will only be provided based on the Company’s future performance, and his compensation is, therefore, directly linked to shareholders’ long-term interests.

As previously reported, the Company has entered into employment agreements, as approved by the Committee, with certain officers. The terms of employment agreements with the named executive officers are described in Footnote 5 to the Summary Compensation Table on pages 17, 18 and 19 of this proxy statement.

Certain of the Company’s business units have developed separate annual incentive compensation plans. Those plans focus on the results achieved by those individual business units and the compensation opportunities provided by those plans are considered to be competitive in the markets in which those units compete. Generally, officers may not participate in both the traditional incentive compensation plans as discussed herein and the business unit plans. None of the named executive officers participate in the individual business unit plans.

In discharging its responsibilities with respect to establishing officers’ compensation, the Committee normally considers such matters at its February and May meetings. Although Company management may be present during Committee discussions of officers’ compensation, Committee decisions with respect to the compensation of the Chief Executive are reached in private session without the presence of any member of Company management.

Section 162(m) of the Code limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes. However, the Committee reserves the right to provide compensation which may not be deductible when it believes that providing such compensation is consistent with the strategic goals of the Company and in its best interests. Awards under the AIP and the Long-Term Plan are expected to be fully deductible and the DICP and the Salary Deferral Program require the deferral of distributions of maturing amounts until the time when such amounts would be deductible.

Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company’s offices.

Organization and Compensation Committee

J. E. Oesterreicher, Chair	Jack E. Little
E. Gail de Planque (appointed February 2004)	Margaret N. Maxey (retired February 2004)
Derek C. Bonham	Michael W. Ranger
William M. Griffin	Herbert H. Richardson
Kerney Laday

PERFORMANCE GRAPH

The following graph compares the performance of the Company’s common stock to the S&P 500 Index and S&P 500 Electric Utilities Index for the last five years. The graph assumes the investment of $100 at December 31, 1998 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

Cumulative Total Returns

for the Five Years Ended 12/31/03

AUDIT COMMITTEE REPORT

In addition to the preparation of this report of the Committee, the principal purposes of the Audit Committee of the Board of Directors are to: (i) assist the Board in fulfilling its oversight responsibilities relating to (a) the integrity of the financial statements of the Company, (b) the compliance by the Company with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of the Company’s internal audit function and independent auditors, and (e) the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics; and (ii) foster open communications among the independent auditor, financial and senior management, internal audit and the Board. The role and responsibilities of the Committee are fully set forth in the Committee’s written charter which was approved by the Board of Directors and is reproduced in Appendix A to this proxy statement. The Committee consists of directors of the Company who satisfy the requirements of independence under applicable law and regulations of the SEC and the NYSE and is chaired by William M. Griffin. This Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

The Committee has received the written disclosures and letter from Deloitte & Touche LLP, the independent auditors for the Company, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with Deloitte & Touche its independence. The Committee has received reports from Deloitte & Touche and Company management relating to services provided by the auditors and associated fees. In this regard the Committee has considered whether or not the provision of non-audit services by Deloitte & Touche for the year 2003 is compatible with maintaining the independence of the firm. In furtherance of the objective of assuring the auditor’s independence, the Committee has adopted a policy relating to the engagement of the Company’s independent auditors as described on pages 27 and 28 of this proxy statement.

The Committee reviewed and discussed with Company management and Deloitte & Touche the interim unaudited financial statements and the audited consolidated financial statements of the Company for the year ended December 31, 2003. The Committee also discussed with Deloitte & Touche those matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) concerning the quality of the Company’s accounting principles as applied in its financial statements.

Based on its review and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Additionally, as noted hereinafter in this proxy statement, the Committee selected Deloitte & Touche to act as independent auditors for 2004, subject to shareholder approval.

Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company’s offices.

Audit Committee

William M. Griffin, Chair

Jack E. Little

J. E. Oesterreicher

SELECTION OF AUDITORS

Subject to the approval of shareholders at the annual meeting, the Audit Committee has selected the firm of Deloitte & Touche LLP to act as independent auditors for the Company for the year 2004 to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent auditors, to audit the books of account and records of the Company for the year 2004, to make a report thereon, and to perform other services, be, and it hereby is, approved.

The firm of Deloitte & Touche LLP, independent auditors, has been the outside auditors for the Company since its organization in 1996 and for TXU Energy Industries Company (formerly Texas Utilities Company) since its organization in 1945, including the last fiscal year.

The Committee has adopted a policy relating to the engagement of the Company’s independent auditors. The policy provides that in addition to the audit of the financial statements, related quarterly reviews and other audit services, Deloitte & Touche may be engaged to provide non-audit services as described herein. Prior to engagement, all services to be rendered by the independent auditors must be authorized by the Committee in accordance with pre-approval procedures which are defined in the policy. The pre-approval procedures require (i) the annual review and pre-approval by the Committee of all anticipated audit and non-audit services; and (ii) the quarterly pre-approval by the Committee of services, if any, not previously approved and the review of the status of previously approved services. The Committee may also approve certain on-going non-audit services not previously approved in the limited circumstances provided for in the SEC rules. All services performed by the independent auditor were pre-approved.

The policy defines those non-audit services which Deloitte & Touche may also be engaged to provide as follows: (i) audit related services (e.g. due diligence related to mergers, acquisitions and divestitures; employee benefit plan audits; accounting and financial reporting standards consultation; internal control reviews; and the like); (ii) tax services (e.g. Federal and state tax returns; regulatory rulings preparation; general tax, merger, acquisition and divestiture consultation and planning; and the like); and (iii) other services (e.g. process improvement, review and assurance; litigation and rate case assistance; general research; and the like). The policy prohibits the engagement of Deloitte & Touche to provide: (i) bookkeeping or other services related to the accounting records or financial statements of the Company; (ii) financial information systems design and implementation services; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management or human resource functions; (vii) broker-dealer, investment advisor, or investment banking services; (viii) legal and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, to be impermissible.

Compliance with the Committee’s policy relating to the engagement of Deloitte & Touche will be monitored on behalf of the Committee by the Company’s chief internal audit executive. Reports from Deloitte & Touche and the chief internal audit executive describing the services provided by the firm and fees for such services will be provided to the Committee no less often than quarterly.

For the years ended December 31, 2003 and 2002, fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	2003	2002
Audit Fees. Fees for services necessary to perform the annual audit, review Securities and Exchange Commission filings, fulfill statutory and other attest service requirements, provide comfort letters and consents.	$5,462,000	$6,082,000

Audit-Related Fees. Fees for services including employee benefit plan audits, due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards	1,525,000	3,324,000

Tax Fees. Fees for tax compliance, tax planning, and tax advice related to mergers and acquisitions, divestitures, and communications with and requests for rulings from taxing authorities.	468,000	1,520,000

All Other Fees. Fees for services including process improvement reviews, forensic accounting reviews, litigation and rate case assistance	192,000	1,061,000

Total	$7,647,000	$11,987,000

Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The Board of Directors Recommends a Vote FOR the Approval of Auditors.

SHAREHOLDERS’ PROPOSALS

The Company has been advised that a shareholder (whose name and stock ownership will be provided promptly either orally or in writing upon request to the Secretary of the Company) will introduce the following proposal for action at the annual meeting. The proposal is reproduced below in the form received from the proponent, and the Company is not responsible for the accuracy or inaccuracy of any statements made in the proposal or the supporting statement. After reviewing the proposal, management of the Company and the Board of Directors have concluded that they cannot support the proposal for the reasons stated hereinafter.

Shareholder Proposal Related to Officers’ Sales of Restricted Stock:

“Resolved, that the shareholders of TXU corporation (the “Company”) request the Organization and Compensation Committee (the “Committee”) of the Board of Directors to adopt a policy requiring its executive officers to retain any shares of the Company common stock acquired through the exercise of stock options or as restricted stock until 90 days after their termination from employment or other service with the Company (except to the extent necessary to pay the exercise price and/or any accompanying tax obligations).

Statement of Support:

According to the performance chart in the Company’s 2003 proxy statement, its total return to shareholders dropped $84 from 2001 to 2002. One reaction by the Company was to freeze the executive officers’ salaries and not make any annual incentive plan awards for 2002 performance. But we believe the Company should take a further step to align its executive officers’ interests with long-term shareholders interests by limiting the danger of “pump and dump” stock compensation plans. An article in the October 11th 2003 issue of The Economist magazine observed that top executives at many corporations have pumped up their company’s share price in the short term so that they could exercise their options and dump their stock for a quick profit.

We submit that the stock ownership policy at Cinergy is an effective way to combat “pump and dump” and to align the interest of executive officers with shareholders. Cinergy, a peer of the Company, has adopted a policy where its directors, the Chief Executive Officer and the executive officers have agreed to retain shares of common stock acquired through the exercise of stock options until 91 days after their termination from employment or other service with Cinergy. We urge that this same policy be adopted by the Company and be expanded to include restricted stock as well.

We urge stockholders to vote FOR this proposal.”

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

As noted in its report on pages 21 to 24 of this proxy statement, the Organization and Compensation Committee has determined that annual awards of performance-based restricted stock, not stock options, should comprise the principal long-term incentive component of officers’ compensation. As designed, the ultimate value, if any, of awards of performance-based restricted stock will be determined by the Company’s total return to shareholders compared to the returns provided by the companies comprising the S&P 500 Electric Utilities Index. Such awards, as currently designed, reward the Company’s officers when long-term performance is good [such as in the three-year period ending in March of 2002 when the

Company’s total return of 57.9% (top 15% of companies) allowed payments of 200% of the original awards] and penalize the officers when such performance is not good [such as in the three-year period ending in March of 2003 when the Company’s total return of -38.5% (bottom 25% of companies) resulted in the complete forfeiture of the original awards]. The Committee and the Board of Directors believe that the awards are effective and that limiting the officers’ rights to sell shares acquired under such awards is unnecessary and inappropriate, would needlessly increase the Company’s cost and may place the Company at a competitive disadvantage in the future.

The officers of the Company have substantial investments in the Company’s common stock and imposing an arbitrary limitation on stock sales, which are motivated by a wide variety of legitimate personal objectives, would not serve any useful purpose. Although the Company does not have a policy requiring its officers to have an investment in the Company’s common stock equal to a set percentage of their base salaries, the current executive officers listed in the Summary Compensation Table on page 14 of this proxy statement own shares, including shares under existing award agreements, valued at approximately ten times their base salaries. The interests of the officers are, therefore, directly linked to the long-term interests of other shareholders.

Since the Company’s compensation program contemplates overlapping annual grants of performance-based restricted stock, no incentive is provided to achieve short-term gains in one period to the detriment of a subsequent period. Therefore, the proponent’s concern over ‘pump and dump’ tactics is unfounded. Additionally, as noted, the Company does not have a stock option program nor any current plans to implement such a program so the proposal, in part, has no immediate applicability or relevancy to the Company.

Requiring officers to retain shares until after employment terminates may also encourage officers to leave employment in order to realize stock gains. Therefore, the proposal directly contradicts one of the principal reasons for such awards which is to retain key employees.

Additionally, such required retention of shares until termination would also significantly reduce the value of such awards to recipients. In such a case, additional shares would be required in order to maintain a competitive compensation program and the Company’s costs would thereby be increased unnecessarily.

In summary, the Board of Directors recommends a vote against this proposal because the performance-based restricted stock award program, as currently designed, effectively incents superior long-term performance and adoption of the proposal would only serve to increase the Company’s costs and may place it at a competitive disadvantage in the future.

The Board of Directors Recommends a Vote AGAINST This Shareholder Proposal.

In addition to the foregoing proposal, the Company also received a proposal from the Benedictine Sisters and three other shareholders requesting that “a committee of independent directors of the Board assess how the company is responding to rising regulatory, competitive and public pressures to significantly reduce carbon dioxide and other emissions and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2004.” These shareholders further state that “we believe that it is important for shareholders to understand how the company may be affected by regulatory, competitive, legal and physical impacts of climate change, and be aware of any costs associated with the company’s actions to respond to them. U. S. power plants are responsible for about two-thirds of the country’s sulfur dioxide emissions, one-quarter of its nitrogen oxides emissions, one-third of its mercury emissions, nearly 40 percent of its carbon dioxide emissions, and 10 percent of global carbon dioxide emissions.” A similar proposal was submitted by the Benedictine Sisters and other shareholders for the 2003 annual meeting and voted on by the shareholders.

In response to the 2003 proposal, the Company retained independent consultants to conduct a study regarding environmental matters. The consultants have extensive experience with respect to air emissions, climate change policies and the energy market. The objectives of the study are as follows:

•	Review the Company’s institutions and methodologies to follow and evaluate air emissions and climate change policies and to communicate the results;

•	Review the Company’s actions regarding previous major air emissions policies and compliance; and

•	Consider the financial consequences and related risk to the Company of prospective air emissions and climate change policies, including an assessment of the financial effects of reducing emissions now in anticipation of future requirements.

The proponents withdrew the 2004 proposal in recognition of the Company’s initiation of the study described above and its agreement to consider additional supplementary analysis based upon subsequent discussions with the proponents. The study is expected to be completed by early June 2004 and will be presented to the full Board of Directors. It is the Company’s intention to make the results available to shareholders on the Company’s website and provide a printed copy upon request to the Secretary of the Company.

OTHER BUSINESS

Other than as stated herein, the Board of Directors does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board of Directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

Dated:  April 5, 2004

Whether or not you will be able to attend the meeting,

please vote your shares promptly.

APPENDIX A

AUDIT COMMITTEE CHARTER

Purposes of the Committee

The principal purposes of the Audit Committee (Committee) of the Board of Directors (Board) of TXU Corp. (Company) are to:

1.	Assist the Board in fulfilling its oversight responsibilities relating to (a) the integrity of the financial statements of the Company, (b) the compliance by the Company with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence; (d) the performance of the Company’s internal audit function and independent auditor, and (e) the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics;

2.	Foster open communications among the independent auditor, financial and senior management, internal audit and the Board; and

3.	Prepare the report of the Committee required by the rules of the Securities and Exchange Commission (SEC) to be included in the Company’s annual proxy statement.

Structure and Composition of the Committee

As soon as practicable after the annual meeting of shareholders each year, the Board, on recommendation of the Nominating and Governance Committee, shall appoint the members of the Committee to serve for the ensuing twelve months or until their successors shall be duly appointed and qualify. Committee members may be removed by the Board. Unless the Chair is appointed by the Board, the Committee members shall designate a Chair by majority vote of the Committee.

The Committee shall be comprised of at least three directors of the Company, each of whom satisfies the requirements for independence under applicable law and regulations of the SEC and the New York Stock Exchange (NYSE). In addition to the independence standards applicable to other directors, Committee members may not receive directly or indirectly any consulting, advisory or other compensatory fee from the Company or its subsidiaries other than in the director’s capacity as a member of the Committee, the Board or any other Board Committee and shall not be an affiliated person of the Company or its subsidiaries as defined in the applicable regulations.

All members of the Committee shall be financially literate, as such qualification is interpreted by the Board in the exercise of its business judgment, or shall become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. At least annually, the Board will determine whether or not the Committee includes a person who satisfies the definition of an “Audit Committee Financial Expert” under the Sarbanes-Oxley Act of 2002 and applicable SEC regulations and will disclose the result of that determination in the Company’s proxy statement.

Unless the Board determines that such simultaneous service would not impair a Committee member’s ability to effectively serve on the Committee, members of the Committee shall not serve as members of the Audit Committees of more than two other public companies. Any such determination by the Board with respect to such simultaneous service will be disclosed in the Company’s annual proxy statement.

Meetings of the Committee

The Committee shall meet at least quarterly or more frequently as the Committee may determine. The Committee shall also meet separately, on a periodic basis, in executive session without management present and in separate sessions with management, with the chief internal audit executive and with the independent auditor. The Chair or a majority of the members of the Committee may call meetings of the Committee upon reasonable notice to all members of the Committee. A majority of the Committee members shall constitute a quorum for the transaction of business. The Committee may meet in person or telephonically and may act by unanimous written consent. The Committee shall report to the Board from time to time, as circumstances and requirements may dictate.

Authority and Responsibilities of the Committee

The Committee shall be directly responsible for the appointment (subject to shareholder ratification), compensation, retention and oversight of the Company’s independent auditor. The Committee shall have sole authority to approve all audit, audit-related and non-audit engagements with the independent auditor, including the fees and other terms of such engagement. The independent auditor shall report directly to the Committee. The Committee may consult with management but may not delegate these responsibilities to management.

The Committee shall have the authority to retain legal, accounting or other consultants to advise the Committee and to approve such firm’s fees and other retention terms. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any such investigation. The Committee shall have the resources and funding necessary or appropriate for the Committee to discharge its duties and responsibilities as set forth in this Charter and as required by applicable laws and regulations.

The Committee may form and delegate authority to subcommittees as it may deem necessary or appropriate.

The Committee shall make regular reports to the Board and shall review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the internal audit function.

The Committee shall review and reassess the adequacy of this Charter at least annually and shall recommend any proposed amendments to the Board.

The Committee shall annually review its own performance.

Financial Statement and Disclosure Matters

The Committee shall:

1.	Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the annual report to the Securities and Exchange Commission on Form 10-K, and recommend to the Board whether the audited financial statements should be included in the Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its quarterly report to the Securities and Exchange Commission on Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Review and discuss with management and the independent auditor:

a.	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

b.	Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles (GAAP) methods on the financial statements; and

c.	The effect of regulatory and accounting initiatives as well as off-balance sheet structures on the financial statements of the Company.

4.	Discuss with the independent auditor all critical accounting policies and practices used by the Company; all alternative treatments of financial information within GAAP relating to material items that have been discussed with management; ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

5.	Review with the independent auditor any audit problems or difficulties and management’s responses. Such review shall include:

a.	Any difficulties encountered in the course of the audit work, including restrictions on the scope of activities or access to requested information.

b.	Significant disagreements with management.

c.	Any accounting adjustments that were noted or proposed by the independent auditor but were “passed” (as immaterial or otherwise).

d.	Any “management” or “internal control” letters or other material communications issued, or proposed to be issued, by the independent auditor to the Company and any discussions with the independent auditor’s national office regarding auditing or accounting issues presented by the engagement.

6.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management guidelines, policies and practices.

7.	Discuss with management, the independent auditor and the chief internal audit executive the quality and adequacy of, and any significant changes to, the Company’s internal controls.

8.	Review and discuss with management, earnings press releases, including the review of “pro forma” or “adjusted” non-GAAP information, as well as the type and presentation of financial information and earnings guidance provided to analysts and rating agencies.

Oversight of the Company’s Relationship with the Independent Auditor

The Committee shall:

1.	Obtain and review a written report from the independent auditor at least annually regarding:

a.	The auditor’s internal quality-control procedures;

b.	Any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm;

c.	Any steps taken to deal with any such issues;

d.	All relationships between the independent auditor and the Company; and

e.	Any other relationships that may adversely affect the independence of the auditor.

2.	Following review of the foregoing report and the work performed by the independent auditor, evaluate the qualifications, performance and independence of the independent auditor, including that of the lead partner and other senior members of the audit team, taking into consideration the opinions of management and the senior internal audit executive. The Committee shall present its conclusions to the Board.

3.	Establish a policy and procedures relating to the engagement of the independent auditor to provide audit, audit-related and non-audit services including the Committee’s pre-approval of such services; consider whether the performance of non-audit services is consistent with the auditor’s independence.

4.	Assure the periodic rotation of the lead audit partner and the audit partner responsible for reviewing the audit as required by applicable law and regulations; consider whether there should be a regular rotation of the independent audit firm itself in order to assure continuing independence of the independent auditor.

5.	Assure that hiring policies for employees or former employees of the independent auditor have been established.

6.	Review and discuss with the independent auditor prior to the audit the audit planning process including the scope, fees, staffing and timing of the audit.

Oversight of the Company’s Internal Audit Function

The Committee shall:

1.	Review the appointment, reassignment and replacement of the chief internal audit executive.

2.	Discuss the responsibilities, budget and staffing of the internal audit function and any recommended changes with the independent auditor.

3.	Provide guidance and oversight to the internal audit function including review of the organization, internal audit plans, the procedure for assuring implementation of accepted recommendations made by the independent auditor, and results of such activities.

4.	Annually review and recommend any changes to the internal audit charter.

Compliance Oversight Responsibilities

The Committee shall:

1.	Obtain from the independent auditor the assurances provided for in Section 10A(b) of the Securities Exchange Act of 1934.

2.	Establish, review and update as the Committee deems necessary or appropriate a Code of Conduct that is applicable to the Company and its subsidiaries and that is in compliance with applicable laws and regulations. Approve any waiver from the Code of Conduct applicable to officers or Directors.

3.	Discuss with management, the chief internal audit executive and the independent auditor compliance by the Company and its subsidiaries with applicable laws and regulations and the Code of Conduct including the systems and practices established by management to assure compliance; review reports and disclosures of insider and affiliated party transactions; advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Code of Conduct.

4.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

5.	Review any material legal proceedings involving the Company and other contingent liabilities; discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

6.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Committee shall also perform any other activities consistent with this Charter, the Company’s bylaws and governing law as the Committee or the Board may, from time to time, deem necessary or appropriate.

Fort Worth Convention Center
1201 Houston Street
Fort Worth, Texas
(817) 392-6338

Belknap
Weatherford
To I-35W and 121
Main
To I-35W and 287 via Spur 280
N
Map is not to scale
I-35W
9th Street
Fort Worth Convention Center
820
Parking Lots
Jones
Calhoun
Commerce
Houston
I-30
To Downtown Dallas
Lancaster
I-30
287
820
I-20

From Downtown Dallas:
Take I-30 West.
Exit Lancaster Avenue.
Turn right onto Commerce, which is the first right after the stoplight at Jones Street.
The Convention Center is two blocks on the left.
For parking at the Convention Center, continue on Commerce Street to 9th Street and turn left.
Turn left onto Houston.
Parking lots are two blocks on the right.

From South of Dallas:
Take I-20 West to 287 North.
Stay on 287N to I-30 West.
Exit Lancaster Avenue.
Turn right onto Commerce, which is the first right after the stoplight at Jones Street.
The Convention Center is two blocks on the left.
For parking at the Convention Center, continue on Commerce Street to 9th Street and turn left.
Turn left onto Houston.
Parking lots are two blocks on the right.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1 and 2 and AGAINST Item 3.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE

	Please mark your votes as indicated in this example	☒

Directors recommend a vote FOR all Nominees.		FOR	WITHHELD

1. Election of Directors:				Directors recommend a vote FOR Item 2.

Nominees:					FOR	AGAINST	ABSTAIN

01 Derek C. Bonham 02 E. Gail de Planque 03 William M. Griffin 04 Kerney Laday 05 Jack E. Little	06 Erle Nye 07 J. E. Oesterreicher 08 Michael W. Ranger 09 Herbert H. Richardson 10 C. John Wilder			2. Approval of Auditors – Deloitte & Touche LLP Directors recommend a vote AGAINST Item 3.

For, except vote withheld from the following nominee(s):					FOR	AGAINST	ABSTAIN
3. Shareholder proposal related to officers’ sales of restricted stock

NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian, officer, partner or trustee, please give full title as such. Receipt is acknowledged of the Annual Report of the Company for 2003 and the Notice of Annual Meeting of Shareholders and Proxy Statement.

Signature(s)	Date

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 20, 2004

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/txu Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Telephone voting is not available to shareholders outside of the U.S.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

TXU

PROXY

TXU Corp.

1601 Bryan Street

Dallas, TX 75201-3411

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Peter B. Tinkham, Secretary of the Company, and Diane J. Kubin, Assistant Secretary of the Company, and each of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent all shares of common stock of TXU Corp. held of record by the undersigned on March 22, 2004 at the annual meeting of shareholders of the Company to be held at the Fort Worth Convention Center, Ballroom B, 1201 Houston Street, Fort Worth, Texas on Friday, May 21, 2004, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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